Exhibit 99.1

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE FOURTH QUARTER ENDED
JULY 30, 2016

Contact:	John Van Orden, CFO
(973) 467-2200
john.vanorden@wakefern.com
Springfield, New Jersey – October 6, 2016 – Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter ended July 30, 2016.

Net income was $8,448,000 in the fourth quarter of fiscal 2016 compared to $6,932,000 in the fourth quarter of the prior year.  Fiscal 2016 contains 53 weeks, with the additional week included in the fourth quarter.  Excluding the $280,000 (net of tax) estimated benefit of the additional week and a $316,000 (net of tax) impairment charge related to the property of a closed store in the fourth quarter of fiscal 2015, net income increased 13% in the fourth quarter of fiscal 2016 compared to the fourth quarter of the prior year. Net income increased due primarily to lower operating and administrative expenses, including lower workers compensation costs and reduced fringe benefits.

Sales were $437,300,000 in the fourth quarter of fiscal 2016, an increase of $31,546,000 or 7.8% from the prior year. Sales increased $29,233,000, or 7.2%, due to fourth quarter of fiscal 2016 containing an extra week. Same store sales, excluding the impact of the extra week, increased .6%. Same store sales increased due to the closing of two competitor stores and continued sales growth in the expanded or replaced stores in Stirling and Greater Morristown. These increases were partially offset by six new competitor store openings, including stores formerly operated by A&P.
Net income was $25,044,000 in fiscal 2016 compared to $30,620,000 in fiscal 2015.   Fiscal 2016 includes estimated net income of $280,000 due to the fiscal year including a 53rd week and a $545,000 (net of tax) gain due to the recovery of insurance receivables related to Superstorm Sandy. Fiscal 2015 includes a charge to write-off all remaining insurance receivables related to Superstorm Sandy of $1,340,000 (net of tax), a $316,000 (net of tax) impairment charge related to the property of a closed store and a tax benefit of $6,452,000 related to settlement of the New Jersey tax dispute, net of interest and penalties accrued prior to settlement. Excluding these items from both years, net income decreased 6% in the fiscal 2016 compared to the prior year primarily due to a lower gross profit percentage and higher operating and administrative expense.

Sales were $1,634,904,000 in fiscal 2016, an increase of $51,115,000, or 3.2% from the prior year. Sales increased $29,233,000, or 1.8%, due to fiscal 2016 containing an extra week. Same store sales, excluding the impact of the 53rd week, increased 1.4%. Same store sales increased due to the closing of two competitor stores and continued sales growth in the expanded or replaced stores in Stirling, Greater Morristown and Union. These increases were partially offset by six new competitor store openings, including stores formerly operated by A&P.
Village Super Market operates a chain of 29 supermarkets under the ShopRite name in New Jersey, Maryland and northeastern Pennsylvania.
Forward Looking Statements
All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: economic conditions; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of changing energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; disruptions or changes in Wakefern's operations; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; the success of establishing ShopRite’s presence in the Maryland market; and other factors detailed herein and in the Company’s filings with the SEC.

Exhibit 99.1

VILLAGE SUPER MARKET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	July 30, 2016	July 25, 2015	July 30, 2016	July 25, 2015

Sales	$437,300	$405,754	$1,634,904	$1,583,789

Cost of sales	317,221	293,666	1,189,874	1,150,674

Gross profit	120,079	112,088	445,030	433,115

Operating and administrative expense	99,170	93,946	376,601	366,254

Depreciation and amortization	6,259	5,758	24,101	23,330

Operating income	14,650	12,384	44,328	43,531

Interest expense	(1,121)	(1,130)	(4,495)	(4,535)

Interest income	718	570	2,506	2,399

Income before income taxes	14,247	11,824	42,339	41,395

Income taxes	5,799	4,892	17,295	10,775

Net income	$8,448	$6,932	$25,044	$30,620

Net income per share:
Class A common stock:
Basic	$0.67	$0.55	$1.98	$2.44
Diluted	$0.60	$0.49	$1.77	$2.16

Class B common stock:
Basic	$0.43	$0.36	$1.29	$1.58
Diluted	$0.43	$0.35	$1.29	$1.58

Gross profit as a % of sales	27.46%	27.62%	27.22%	27.35%
Operating and administrative expense as a % of sales	22.68%	23.15%	23.04%	23.13%